UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported):  April 25, 2005
                                               ---------------------------------


                          Pre-Paid Legal Services, Inc.
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             (Exact Name of Registrant as Specified in Its Charter)


                                    Oklahoma
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                 (State or Other Jurisdiction of Incorporation)


         001-09293                                        73-1016728
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(Commission File Number)                       (IRS Employer Identification No.)


            One Pre-Paid Way
                 Ada, OK                                     74820
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(Address of Principal Executive Offices)                   (Zip Code)


                                 (580) 436-1234
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              (Registrant's Telephone Number, Including Area Code)


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          (Former Name or Former Address, if Changed Since Last Report)


     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

     On April 25, 2005, Pre-Paid Legal Services, Inc. (the "Company") issued a press release announcing its earnings and operating results for the three months ended March 31, 2005. A copy of the release is included as an exhibit to this report.


Item 9.01 Financial Statements and Exhibits

     The following exhibits are included with this report:

   Exhibit No.                              Description

       99.1         Company Press Release dated April 25, 2005


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                          Pre-Paid Legal Services, Inc.


                          By:      /s/ Randy Harp
                          ------------------------------------------------------
                                   Randy Harp, Chief Operating Officer

Date:  April 25, 2005

For Immediate Release                              Company      Steve Williamson
Monday, April 25, 2005                             Contact:       (580) 436-1234

          Pre-Paid Legal Announces First Quarter 2005 Financial Results

     ADA, OK, April 25, 2005 - Pre-Paid Legal Services, Inc. (NYSE:PPD), announced financial results for the first quarter ended March 31, 2005. Primarily due to an increase in commission expense of $2.4 million caused by more new memberships sold during the 2005 first quarter and an increase in associate services and direct marketing expenses of $1.4 million caused by a promotional entry fee during most of the quarter, net income decreased 16% to $8.9 million from $10.6 million for the prior year's first quarter. Membership revenues increased 7% to a record $92.5 million from $86.8 million for the same period last year. Diluted earnings per share for the quarter decreased 10% to 57 cents per share from 63 cents per share for the prior year's comparable quarter, less than the net income decline due to the 6% decrease in the weighted average number of outstanding shares.

     Given the 16% decline in net income, it is appropriate to review our accounting method to put this in proper perspective. During the 2005 first quarter we had, for the first time in a while, a meaningful increase in both membership production and new sales associates enrolled during the quarter (increase of 258%) from the comparable 2004 period. Commissions increased due to the 11% increase in new membership sales and the 22% increase in "add-on" Identity Theft membership sales during the first quarter of 2005 from the comparable 2004 period. Because we expense commission advances over the first month of the related membership, increases in production will reduce current earnings but, all else equal, this accounting methodology will increase future earnings as the revenues from the increased production are earned and recorded without the corresponding commission expense, which will have already been paid and expensed.

     Net cash provided from operating activities for the quarter ended March 31, 2005 remained relatively unchanged at $17.4 million compared to $17.0 million for the comparable period of 2004. During the first quarter, the Company repurchased 288,900 shares for $10.0 million, at an average share price of $34.50. Since April 1999, the Company has purchased more than 9.4 million shares at a cost of $220.8 million, or an average share cost of $23.58 reducing the number of outstanding shares by more than 35% to 15.4 million shares outstanding. In addition, the Company paid or declared cash dividends of $12.4 million. At March 31, 2005, the Company owed $23.6 million on its stock purchase loan and $17.0 million on its loan for its new office construction and had unpledged cash and investment balances exceeding $46 million.

     First quarter 2005 membership fees increased 1% to $92.5 million from $91.3 million for the fourth quarter of 2004. Associate services revenues increased during the 2005 first quarter by approximately $748,000 to $7.0 million from $6.3 million for the 2004 fourth quarter and associate services and direct marketing expenses increased by $1.4 million during the same period. Membership benefits totaled $32.7 million in the first quarter of 2005 compared to $31.4 million for the 2004 fourth quarter and represented 35% and 34%, respectively, of membership fees for the two periods. Commissions to associates totaled $31.7 million in the 2005 first quarter compared to $29.8 million for the 2004 fourth quarter and represented 34% and 33%, respectively, of membership fees for the two periods. General and administrative expenses decreased during the 2005 first quarter to $11.1 million compared to $11.7 million for the 2004 fourth quarter and represented 12% and 13%, respectively, of membership fees for the two periods.

     The Company will conduct a conference call to present the first quarter results on Wednesday, April 27, 2005, at 8:30 a.m. Eastern Time. The conference call will be webcast on the investor relations' page of www.prepaidlegal.com or may be accessed by dialing (719) 457-2681. Audio replay will be available beginning at 11:30 a.m. Eastern Time on April 27, 2005 and will run through midnight Wednesday, May 4, 2005 by dialing (719) 457-0820; passcode for the replay is 6492243. The presentation will be available on the web site indefinitely by selecting "Earnings Calls" under the "Investor Relations" section. Questions may be submitted prior to the call via email to investor@pplsi.com.

     The Company expects to file its quarterly report on Form 10-Q for the three months ended March 31, 2005 later this week.

         About Pre-Paid Legal Services

     We believe our products are one of a kind, life events legal service plans. Our plans provide for legal service benefits provided through a network of more than 50 independent law firms across the U.S. and Canada, and include unlimited attorney consultation, will preparation, traffic violation defense, automobile-related criminal charges defense, letter writing, document preparation and review and a general trial defense benefit. We have an identity theft restoration product we think is also one of a kind because of our association with Kroll Background America, Inc., a subsidiary of Kroll Inc. and our provider law firms. More information about us and our products can be found at our homepage at http://www.prepaidlegal.com.

     Forward-Looking Statements
     Statements in this press release, other than purely historical information, regarding our future plans and objectives and expected operating results, dividends and share repurchases and statements of the assumptions underlying such statements, constitute forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained herein are based on certain assumptions that may not be correct. They are subject to risks and uncertainties incident to our business that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are described in the reports and statements filed by us with the Securities and Exchange Commission, including (among others) those listed in our Form 10-K, Form 10-Q and Form 8-K, and include the risks that our membership persistency or renewal rates may decline, that we may not be able to continue to grow our memberships and earnings, that we are dependent on the continued active participation of our principal executive officer, that pending or future litigation may have a material adverse effect on us if resolved unfavorably to us, that we could be adversely affected by regulatory developments, that competition could adversely affect us, that we are substantially dependent on our marketing force, that our stock price may be affected by short sellers, that we have been unable to increase significantly our employee group membership sales, that our active premium in force is not indicative of future revenue as a result of changes in active memberships from cancellations and additional membership sales and that we may have material weaknesses in our internal control environment. Please refer to pages 38 and 39 of our 2004 Form 10-K for a more complete description of these risks. We undertake no duty to update any of the forward-looking statements in this release.



PRE-PAID LEGAL SERVICES, INC.
Financial Highlights (Unaudited)
                                                                            Three Months Ended
                                                               -------------------------------------------
                                                                        March 31              December 31
                                                                   2005          2004            2004
                                                               ------------  ------------    -------------
Revenues:
  Membership fees...........................................   $    92,504   $    86,750     $     91,274
  Associate services........................................         7,042         6,557            6,294
  Other.....................................................         1,349         1,302            1,478
                                                               ------------  ------------    -------------
                                                                   100,895        94,609           99,046
                                                               ------------  ------------    -------------
Costs and expenses:
  Membership benefits.......................................        32,721        29,286           31,445
  Commissions...............................................        31,677        29,272           29,797
  Associate services and direct marketing...................         9,096         7,603            7,714
  General and administrative................................        11,099        10,046           11,709
  Other, net................................................         2,641         2,185            2,363
                                                               ------------  ------------    -------------
                                                                    87,234        78,392           83,028
                                                               ------------  ------------    -------------

Income before income taxes..................................        13,661        16,217           16,018
Provision for income taxes..................................         4,713         5,595            5,526
                                                               ------------  ------------    -------------
Net income..................................................   $     8,948   $    10,622     $     10,492
                                                               ------------  ------------    -------------

Basic earnings per common share.............................   $     .57     $     .63       $     .68
                                                               ------------  ------------    -------------
Diluted earnings per common share...........................   $     .57     $     .63       $     .66
                                                               ------------  ------------    -------------

Weighted average number of shares, as adjusted:
    Primary.................................................        15,563        16,751           15,540
                                                               ------------  ------------    -------------
    Diluted.................................................        15,834        16,825           15,778
                                                               ------------  ------------    -------------

Net cash provided by operating activities...................   $    17,418   $    16,968     $     16,758
                                                               ------------  ------------    -------------
Net cash used in investing activities.......................   $    (2,887)  $    (4,650)    $    (13,217)
                                                               ------------  ------------    -------------
Net cash used in financing activities.......................   $   (20,920)  $   (13,526)    $    (28,551)
                                                               ------------  ------------    -------------


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